Exhibit 16.1

[Letterhead of Ernst & Young LLP]

June 30, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 30, 2017, of MYR Group, Inc. and are in agreement with the statements contained in paragraphs 4, 5 and 6 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP